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                                                                 Exhibit 4.16(c)
                                    FORM OF
                            AMENDMENT NO. 1 TO THE
                             SERIES B NOTE (NO. __)

        AMENDMENT NO. 1 dated as of October 30, 1992 to the Series B Note (No._) due 1999 (the "Series B Note") issued by Pechiney Corporation ("Pechiney Corporation"), a Delaware corporation, in favor of ___________ in the principal amount of $____ dated December 22, 1988.

        WHEREAS, pursuant to the Resolution Agreement dated as of May 1, 1992 among Nelson Peltz, Peter W. May, Pechiney, a company organized under the laws of France, and Pechiney Corporation, as amended, the parties hereto agreed to amend certain terms of the Series B Note;

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        1. The first paragraph of the Series B Note is hereby amended in full to read as follows:

        "FOR VALUE RECEIVED, PECHINEY CORPORATION, a Delaware corporation (the "Company"), HEREBY PROMISES TO PAY to the order of NELSON PELTZ (the "Payee"), the principal sum of SEVEN MILLION, THREE HUNDRED THIRTY-TWO THOUSAND, FOUR HUNDRED FIFTY-FIVE DOLLARS ($7,332,455) on January 2, 1999, and to pay interest thereon for each Interest Period in each year (payable on the last day of such Interest Period), from the date hereof or from the most recent such interest payment date to which interest has been paid or duly provided for, at the Applicable Interest Rate (as hereinafter defined), until such principal amount is paid in full and on the day when such principal amount becomes due."

        2. The twenty-fifth paragraph of the Series B Note is hereby amended by inserting after the word "institution" in the last line thereof, the following:

        "or to an entity that is wholly owned by a reputable financial institution or institutions, and provided, further, that the Holder shall
                                    --------  -------
   furnish the Company with the name, address and place of organization (if the transferee is




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                                       2

   an entity) or residence (if the transferee is an individual) of the transferee who acquires beneficial ownership of this Note as a result of such sale or transfer, within thirty days after the date thereof"

        3. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

        4. Except as expressly modified herein, the Series B Note shall continue in full force and effect in accordance with the provisions thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first above written.


                                              PECHINEY CORPORATION


                                              By:_________________________
                                                 Authorized Signatory


Acknowledged and Agreed
this 30th day of October, 1992



__________________________
        [HOLDER]